FFI ANNOUNCES CFO APPOINTMENT

INDIANAPOLIS, INDIANA – June 29, 2007 – Fortune Industries, Inc. (AMEX:FFI) announced today the appointment of Steve Hise as chief financial officer of the Company.  Hise will assume the CFO responsibilities on July 16, 2007.

Hise brings over 30 years of management, finance, accounting and tax experience to Fortune Industries.  He has been involved in real estate development, construction and operations in a multi-state environment and also in international manufacturing, importing and distribution. His experience includes transactions involving real estate and other business ventures.

“Steve brings strong experience in strategy and business development, which compliments our mission to grow each business unit’s value under our operating structure," said CEO John Fisbeck. "Steve’s experience in bank financing, history of earnings execution and experience as a business owner will be a valued addition to our senior management team."

Throughout his career, Hise has been responsible for operations, accounting and IT including network infrastructure, systems implementation and accounting/information systems.  Hise was part-owner of University Development Group I, LLC, which developed, owned and operated the University Place Hotel from 1987 through 2004.  At University Development, he was responsible for the oversight of operations, accounting systems and controls, technology, capital expenditures and financing.  His earlier work background includes seven years of public accounting with Price Waterhouse and Laventhol & Horwath and three years as a computer programmer/IT auditor for American States Insurance.

Hise is a life-long resident of Indianapolis and graduated from Indiana University with a B.A. in Economics in 1976.  He continued his accounting education at Indiana University – Indianapolis from 1977 through 1979 and was certified as a public accountant in 1982.  He attended Indiana University – Indianapolis Law School from 1985 through 1987.

About Fortune Industries, Inc.

Fortune Industries, Inc. operates as a technology-based service company in the United States. It provides technology solutions to businesses in five segments: Wireless Infrastructure, Business Solutions, Transportation Infrastructure, Ultraviolet Technologies and Electronics Integration. The Wireless Infrastructure segment provides turnkey solutions directly to wireless carriers in 20 states and provides other specialty infrastructure services. The Business Solutions segment provides professional employment organization (PEO) services to small and medium sized businesses with up to 1,000 employees in over 44 states including human resource consulting & management, employee assessment, training, and benefits administration. The Transportation Infrastructure segment provides the installation of highway safety products and commercial structural steel.  The Ultraviolet Technologies segment provides worldwide state–of-the-art UV ink technology solutions.  The Electronics Integration segment provides sales and installation of commercial electronics.

Fortune Industries is based in Indianapolis, Indiana and is publicly traded on the American Stock Exchange under the symbol FFI.  Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

Contact

Fortune Industries, Inc.
John Fisbeck, Chief Executive Officer
(317) 532-1374